Exhibit 99.1

Titanium Asset Management Corp.

Amends Boyd Watterson Membership Interest Purchase Agreement

Milwaukee, WI, December 29, 2010 – On December 28, 2010, Titanium Asset Management Corp. (AIM – TAM) executed an amendment to the membership interest purchase agreement pursuant to which it acquired 100% of the membership interests of Boyd Watterson Asset Management LLC (BWAM).  The purchase agreement provided for a deferred payment to the sellers of up to $8,000,000, if BWAM achieves certain revenue run rates.  As previously reported, BWAM has significantly exceeded the revenue run rate required to entitle the sellers to the highest possible deferred payment of $8,000,0000.  The amendment to the purchase agreement accelerates the measurement date for the deferred payment under the purchase agreement to November 30, 2010 and provides that the deferred payment will be made all in cash, with half payable prior to December 31, 2010 and the other half payable on January 3, 2011 (the purchase agreement continues to provide for the delivery of 192,000 shares of common stock, which will be issued to the sellers on January 3, 2011).

Application will be made for the 192,000 new shares of common stock to be admitted to trading on AIM and admission is expected to occur on January 5, 2011.

Concurrent with the execution of the amendment to the purchase agreement, Titanium also amended the employment contracts of three BWAM executives, including Brian Gevry, Titanium’s Chief Investment Officer and Chief Operating Officer, extending the employment terms through December 31, 2012.

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	+1 312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000